SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                              (Amendment No. 1)(1)

                         CANCER TREATMENT HOLDINGS, INC.
--------------------------------------------------------------------------------

                                (Name of Issuer)

                         COMMON STOCK, $0.003 PAR VALUE
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                    137389300
                                 --------------
                                 (CUSIP Number)

Mr. Barry Rubenstein            Copy to:  Stephen A. Cohen, Esq.
c/o Applewood Associates, L.P.            Morrison Cohen Singer & Weinstein, LLP
68 Wheatley Road                          750 Lexington Avenue
Brookville, NY 11545                      New York, New York 10022
Telephone (516) 626-3070                  Telephone (212) 735-8600
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                                October 30, 1998
--------------------------------------------------------------------------------
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e, 13d-1(f) or 13d-(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))

--------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

           The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP
No. 137389300                          13D


================================================================================
 1 | Name of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Applewood Associates, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*                   WC
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         100,000 shares                       3.0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |               0 shares                         0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         100,000 shares                       3.0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |               0 shares                         0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               100,000 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    3.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*      PN
   |
================================================================================

                                     2 of 13

CUSIP
No. 137389300                          13D


================================================================================
 1 | Name of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                            Barry Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*                  WC
 |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |               0 shares                         0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         100,000 shares                       3.0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |               0 shares                         0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         100,000 shares                       3.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               100,000 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    3.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*      IN
   |
================================================================================

                                     3 of 13

CUSIP
No. 137389300                          13D


================================================================================
 1 | Name of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                              Irwin Lieber

--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*                  WC
 |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
  |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |               0 shares                         0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         100,000 shares                       3.0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |               0 shares                         0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         100,000 shares                       3.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               100,000 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    3.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*      IN
   |
================================================================================

                                     4 of 13

CUSIP
No. 137389300                          13D


================================================================================
 1 | Name of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                            Barry Fingerhut
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*                  WC
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |               0 shares                         0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         100,000 shares                       3.0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |               0 shares                         0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         100,000 shares                       3.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               100,000 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    3.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*      IN
   |
================================================================================

                                     5 of 13

CUSIP
No. 137389300                          13D


================================================================================
 1 | Name of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                        Applewood Capital Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*                  WC
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |               0 shares                         0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         100,000 shares                       3.0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |               0 shares                         0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         100,000 shares                       3.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               100,000 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    3.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*      CO
   |
================================================================================

                                     6 of 13

CUSIP
No. 137389300                          13D


================================================================================
 1 | Name of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                              Seth Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*                  WC
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |               0 shares                         0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         100,000 shares                       3.0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |               0 shares                         0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         100,000 shares                       3.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               100,000 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    3.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*      IN
   |
================================================================================

                                     7 of 13

CUSIP
No. 137389300                          13D


================================================================================
 1 | Name of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                            Jonathan Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*                  WC
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |               0 shares                         0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         100,000 shares                       3.0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |               0 shares                         0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         100,000 shares                       3.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               100,000 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    3.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*      IN
   |
================================================================================

                                     8 of 13

      This statement, dated October 30, 1998, constitutes Amendment No. 1 to the
Schedule 13D, dated January 23, 1993, regarding the reporting persons' ownership of certain securities of Cancer Treatment Holdings, Inc. (the "Issuer").

      The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

      This Amendment No. 1 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.

ITEM 1.     SECURITY AND ISSUER

            Issuer:  Cancer Treatment Holdings, Inc.
                     c/o Carol O'Donnell, Esq.
                     540 Joan Drive
                     Fairfield, Connecticut 06430

ITEM 2.     IDENTITY AND BACKGROUND

1. Applewood Associates, L.P. is a New York limited partnership principally engaged in the business of making investments.
                  Its principal business address and principal office is:
                              c/o Barry Rubenstein
                              68 Wheatley Road
                              Brookville, New York 11576
                  (d)   No
                  (e)   No

      2.          (a)   Barry Rubenstein is a general partner of Applewood
Associates, L.P. and an officer and director of Applewood Capital Corp., a general partner of Applewood Associates, L.P.
                  (b)   Business Address: 68 Wheatley Road Brookville,
                                          New York 11576
                  (c)   Principal business: Investments
                  (d)   No
                  (e)   No
                  (f)   No
                  (g)   United States

      3.          (a)   Irwin Lieber is a general partner of Applewood
Associates, L.P. and an officer and director of Applewood Capital Corp., a general partner of Applewood Associates, L.P.
                  (b)   Business Address: 767 Fifth Avenue
                                          New York, New York 10153
                  (c)   Principal business: Investments
                  (d)   No
                  (e)   No

                  (f)   No
                  (g)   United States

      4.          (a)   Barry Fingerhut is a general partner of Applewood
Associates, L.P. and an officer and director of Applewood Capital Corp., a general partner of Applewood Associates, L.P.
                  (b)   Business Address: 767 Fifth Avenue New York,
                                          New York 10153
                  (c)   Principal business: Investments
                  (d)   No
                  (e)   No
                  (f)   No
                  (g)   United States

      5. Applewood Capital Corp. is a New York corporation which is a general partner of Applewood Associates, L.P. Such function is its principal business. Its principal business address and principal office is:
                        68 Wheatley Road
                        Brookville, New York 11576
                  (d)   No
                  (e)   No

      6.          (a)   Seth Lieber is a general partner of Applewood
Associates, L.P. and an officer of Applewood Capital Corp.
                  (b)   Business Address: 767 Fifth Avenue
                                          New York, New York 10153
                  (c)   Principal business: Investments
                  (d)   No
                  (e)   No
                  (f)   No
                  (g)   United States

      7.          (a)   Jonathan Lieber is a general partner of Applewood
Associates, L.P. and an officer of Applewood Capital Corp.
                  (b)   Business Address: 767 Fifth Avenue
                                          New York, New York 10153
                  (c)   Principal business: Investments
                  (d)   No
                  (e)   No
                  (f)   No
                  (g)   United States

ITEM 5.     INTERESTS IN SECURITIES OF THE ISSUER.

            (a) The following list sets forth the aggregate number and percentage (based on 3,336,476 shares of Common Stock outstanding as reported by the Issuer in its Form 10-Q dated August 31, 1998) of outstanding shares of Common Stock owned beneficially by each person named in Item 2, as of October 30, 1998:


                                                         Percentage of Shares of
                             Shares of Common Stock            Common Stock
Name                         Beneficially Owned           Beneficially Owned(2)
----                         ------------------           ---------------------
Applewood Associates, L.P       100,000                           3.0%
Barry Rubenstein                100,000(2,3)                      3.0%
Irwin Lieber                    100,000(2,3)                      3.0%
Barry Fingerhut                 100,000(2,3)                      3.0%
Applewood Capital Corp.         100,000(2,4)                      3.0%
Seth Lieber                     100,000(2,3)                      3.0%
Jonathan Lieber                 100,000(2,3)                      3.0%


            (b) Applewood Associates, L.P. has sole power to vote and to dispose of 100,000 shares of Common Stock, which represents approximately 3.0% of the outstanding Common Stock.

            By virtue of being a general partner of Applewood Associates, L.P. and an officer of Applewood Capital Corp., each of Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Seth Lieber and Jonathan Lieber may be deemed to have shared power to vote and to dispose of 100,000 shares of Common Stock, which represents approximately 3.0% of the outstanding Common Stock.

            By virtue of being a general partner of Applewood Associates, L.P., Applewood Capital Corp. may be deemed to have shared power to vote and to dispose of 100,000 shares of Common Stock, which represents approximately 3.0% of the outstanding Common Stock.

            (c) The following is a description of all transactions in shares of Common Stock of the Issuer by the persons identified in Item 2 of this
Schedule 13D effected from August 30, 1998 through October 30, 1998, inclusive.

Name of                      Purchase or     Number of Shares        Purchase or
Shareholder                  Sale Date       Purchased or (Sold)     Sale Price
-----------                  -----------     -------------------     -----------

Applewood Associates, L.P.     10/30/98           (71,870)             $0.2425


            The shares of Common Stock were sold on the over-the-counter bulletin board.

--------

      (2) The reporting person disclaims beneficial ownership of these securities except to the extent of his/its equity ownership therein.

      (3) The reporting person is a general partner of Applewood and is an officer of Applewood Capital Corp. and accordingly has shared voting and dispositive power with respect to 100,000 shares of Common Stock owned by Applewood Associates, L.P.

      (4) The reporting person is a general partner of Applewood Associates, L.P. and accordingly has shared voting and dispositive power with respect to 100,000 shares of Common Stock.

            (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

            (e) Effective October 30, 1998, the reporting persons ceased to be the beneficial owners of more than five (5%) of the Common Stock.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.

Dated: November 6, 1998

                                               APPLEWOOD ASSOCIATES, L.P.


                                               By: Irwin Lieber
                                                   -----------------------------
                                                   Irwin Lieber, General Partner

                                               APPLEWOOD CAPITAL CORP.


                                               By: Barry Rubenstein
                                                   -----------------------------
                                                   Barry Rubenstein, President

                                               Barry Rubenstein
                                               ---------------------------------
                                               Barry Rubenstein

                                               Irwin Lieber
                                               ---------------------------------
                                               Irwin Lieber

                                               Barry Fingerhut
                                               ---------------------------------
                                               Barry Fingerhut

                                               Seth Lieber
                                               ---------------------------------
                                               Seth Lieber

                                               Jonathan Lieber
                                               ---------------------------------
                                               Jonathan Lieber



ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
            CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).